                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        CHANNELL COMMERCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        CHANNELL COMMERCIAL CORPORATION
                           _________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 8, 2000
                               __________________


   The 2000 Annual Meeting (the "Meeting") of the Stockholders of Channell Commercial Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on May 8, 2000, at the Embassy Suites Hotel, 29345 Rancho California Road, Temecula, California 92592, to consider and vote on the following matters:

   1. The election of two directors to serve on the Company's Board of Directors;

   2. To ratify the selection of Grant Thornton LLP as the Company's independent public accountants;

   3. To transact such other business as may properly come before said annual Meeting or any postponement or adjournment thereof.

   Only stockholders of record at the close of business on March 27, 2000 of the Company's Common Stock will be entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

                                    By order of the Board of Directors,

                                    /s/  Jacqueline M. Channell

                                    Jacqueline M. Channell
                                    Secretary


Temecula, California
April 10, 2000

                        Channell Commercial Corporation
                                26040 Ynez Road
                        Temecula, California  92591-9022

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 8, 2000
                                ________________

                                PROXY STATEMENT
                            ________________________

                            SOLICITATION OF PROXIES

   This proxy statement is solicited on behalf of the Board of Directors of Channell Commercial Corporation, a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 29345 Rancho California Road, Temecula, California 92592 on May 8, 2000 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

   All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the nominees listed in the proxy for election to the Board of Directors, and (ii) the ratification of the selection of Grant Thornton LLP as the Company's independent public accountants.

   Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting at the Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Meeting and voting in person by the person who executed the proxy.

   This proxy statement is being mailed to the Company's stockholders on or about April 10, 2000. The Company has retained a firm to assist in the distribution of proxies by mail for an estimated fee of $5,000 plus reimbursement for certain expenses, which will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding material regarding the Meeting to beneficial owners of the Company's Common Stock.

                      OUTSTANDING SHARES AND VOTING RIGHTS

   Only holders of record of the 9,081,392 shares of common stock of the Company ("Common Stock") outstanding at the close of business on the record date, March 27, 2000, will be entitled to notice of, and to vote at, the Meeting. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of Common Stock held of record by such stockholder on March 27, 2000.

   In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Meeting require the approval of a majority of the shares of stock having voting power present. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth as of March 1, 2000 certain information as to the beneficial ownership of Common Stock by: (i) each of the Company's directors, (ii) the Company's chief executive officer and each of the four other most highly compensated executive officers as indicated in the Summary Compensation Table under Executive Compensation below, (iii) all directors and executive officers as a group, and (iv) each person believed by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock.
In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.


                                                  Amount and Nature of
                                                   Beneficial Ownership
                                      --------------------------------------------
     Name and Address                   Number of Shares        Exercisable                              Percent
    of Beneficial Owner(1)                   Owned               Options(2)           Total              of Class
 -----------------------------         ---------------------  -----------------    -----------        ----------------
  William H. Channell Sr. and                  3,380,830               -             3,380,830              37.2%
  Jacqueline M. Channell, as
  co-trustees of the Channell
  Family Trust (3)
  26040 Ynez Road
  Temecula, CA  92591-9022

  William H. Channell, Jr.                     1,389,250             141,668         1,530,918              16.4%
  26040 Ynez Road
  Temecula, CA  92591-9022

  Jacqueline M. Channell                               -               2,000             2,000                *
  26040 Ynez Road
  Temecula, CA  92591-9022

  Eugene R. Schutt, Jr.                            2,000               2,000             4,000                *
  24 Old Ranch Road
  Laguna Niguel, CA  92677

  Richard A. Cude                                    427               2,000             2,427                *
  2455 Terrace Avenue
  Central Lake, MI  49622

  Gary W. Baker                                      700              22,667            23,367               0.3%
  26040 Ynez Road
  Temecula, CA  92591-9022

  Edward J. Burke                                      -              22,667            22,667               0.3%
  26040 Ynez Road
  Temecula, CA  92591-9022

  Andrew M. Zogby                                    700              23,668            24,368               0.3%
  26040 Ynez Road
  Temecula, CA  92591-9022

  (continued on next page)

  (continued from previous page)

                                                      Amount and Nature of
                                                       Beneficial Ownership
                                          --------------------------------------------
     Name and Address                       Number of Shares        Exercisable                              Percent
    of Beneficial Owner(1)                       Owned               Options(2)           Total              of Class
 -----------------------------             ---------------------  -----------------    -----------        ----------------

  Wellington Management
       Company, LLP (4)                           706,800               -                  706,800               7.8%
  75 State Street
  Boston, MA  02109

  David L. Babson & Company, Inc. (4)             670,850               -                  670,850               7.4%
  One Memorial Drive
  Cambridge, MA 02142

  Carrie S. Rouveyrol (5)                         490,960               -                  490,960               5.4%
  P.O. Box 1080
  Stinson Beach, CA 94970

  The Taylor Family Trust (5)                     490,960               -                  490,960               5.4%
  1450 Ravenswood Lane
  Riverside, CA  92506

All present directors and executive officers
  as a group (8 in number)                      4,773,907         216,670                4,990,547              53.7%
-------------------------

*  Represents ownership of less than 0.1%

(1) The persons in this table have sole voting, investment and dispositive power with respect to all shares of the Common Stock shown as owned by them, subject to community property laws where applicable.

(2) This information represents outstanding options exercisable currently or within 60 days of this Proxy Statement.

(3) William H. Channell, Sr. and his wife, Jacqueline M. Channell, are the co-trustees of the Channell Family Trust which is the shareholder of record of the shares shown on the table as beneficially owned by the Channell Family Trust. Together, they have sole voting and dispositive power over the shares of Common Stock owned by such trust.

(4) This information reported on Schedule 13G filed by Wellington Management Company, LLP and David L. Babson & Company, Inc. as of December 31, 1999.

(5) Carrie Rouveyrol and Michelle Taylor, who is a co-trustee of the Taylor Family Trust, are daughters of William H. Channell, Sr. and Jacqueline M. Channell and sisters of William H. Channell, Jr. Ms. Taylor and her husband, Roy Taylor, are the sole trustees of the Taylor Family Trust and together have sole voting and dispositive power over the shares of Common Stock held by such trust.

                        EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information with respect to the Company's current executive officers and directors and their ages as of December 31, 1999.


           Name              Age                        Positions
           ----              ---                        ---------

William H. Channell, Sr...    71   Chairman of the Board and Chief Executive Officer
William H. Channell, Jr...    42   President, Chief Operating Officer and Director
Gary W. Baker.............    56   Vice President, Finance and Chief Financial Officer
Andrew M. Zogby...........    39   Vice President, Corporate Marketing
Edward J. Burke...........    44   Vice President, Corporate Engineering
Jacqueline M. Channell....    68   Secretary and Director
Eugene R. Schutt, Jr......    46   Director
Richard A. Cude...........    66   Director

  The Company's Board of Directors was comprised of five members at December 31, 1999. In March 2000, a sixth member was appointed to the Board. The directors of the Company are staggered into three classes, with the directors in a single class elected at each annual meeting of stockholders to serve for a term of three years or until their successors have been elected and qualified. Two of the Company's directors are to be elected at the Meeting to a three-year term expiring in 2003. The authorized number of members of the Board of Directors is currently seven. The executive officers of the Company serve at the pleasure of the Board of Directors.

                    CONTINUING DIRECTORS OTHER THAN NOMINEES

  William H. Channell, Sr., the son of the Company's founder, James W. Channell, has been the Chairman of the Board and Chief Executive Officer since the Initial Public Offering. Prior to this time, he had held the position of President and Chief Executive Officer since 1966. Mr. Channell, Sr. is a co-trustee of the Channell Family Trust, which is a principal stockholder of the Company, and is the husband of Jacqueline M. Channell and the father of William H. Channell, Jr. His term as a Director expires in 2002.

  Jacqueline M. Channell has been the Company's Secretary and a Director since 1966. She is a co-trustee of the Channell Family Trust, which is a principal stockholder of the Company, and is the wife of William H. Channell, Sr., and the mother of William H. Channell, Jr. Mrs. Channell's term as a Director expires in 2001.

  Eugene R. Schutt has been a Director of the Company since July 1996. Mr. Schutt is the CEO of CD1 Financial.com, an automotive lending and leasing company owned by CarsDirect.com. Prior to joining CarsDirect.com, Mr. Schutt had 25 years of experience in finance and acquisitions covering a variety of industries. He most recently served as President of Avco International, a division of Avco Financial Services, Inc. From 1984 to 1992 he served as President of Pratt Industries. Mr. Schutt has served on the board of directors of numerous companies. Mr. Schutt's term as a Director expires in 2002.

  Peter J. Hicks became a Director of the Company in March 2000. Mr. Hicks is a managing director of Linx Partners, an investment firm specializing in private industrial equity investments. From 1987 to 1999, Mr. Hicks was a managing director of Schroder and Company. Mr. Hicks has more than 23 years of investment banking and corporate finance experience and has served on the board of directors of numerous companies. Mr. Hicks' term as a Director expires in 2001.

                               EXECUTIVE OFFICERS

  Gary W. Baker has been the Company's Vice President, Finance since May 1996, and the Chief Financial Officer since 1990. Mr. Baker was the Company's Corporate Controller from 1985 to 1990. From 1983 to 1985, Mr. Baker was the Corporate Controller of Symbolics, Inc., a publicly traded manufacturer of computer products, and has over 30 years of public and private accounting experience.

  Andrew M. Zogby has been the Company's Vice President, Corporate Marketing since March 1996. Prior to joining the Company, Mr. Zogby was Director of Strategic Marketing, Broadband Connectivity Group for ADC Telecommunications, a publicly traded, telecommunications equipment supplier to both telephone and CATV network providers worldwide. He had been with ADC Telecommunications since 1990. Mr. Zogby has held various technical marketing positions in the telecommunications equipment industry since 1984.

  Edward J. Burke has been the Company's Vice President, Corporate Engineering since May 1996 and has served in various similar capacities with the Company since 1984. Mr. Burke has held various technical positions in the thermoplastic product engineering and tooling design field since 1978.

                           COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company (except as indicated below) receive no additional compensation for their services as directors. The Company's non-management directors receive compensation consisting of an annual retainer fee of $15,000 plus $1,000 for attendance at any meeting of the Board of Directors or any committee thereof, plus direct out-of-pocket costs related to such attendance. Mrs. Channell also receives non-management director retainer and attendance fees. Mrs. Channell does not receive separate compensation for serving as the Company's Secretary. In addition, pursuant to the Company's 1996 Incentive Stock Plan (as described below), each non-management director (including Mrs. Channell) received options to acquire 1,000 shares of the Company's Common Stock with an exercise price equal to the Initial Public Offering price, and on the date of each of the Company's annual stockholder meetings after the Initial Public Offering, each non-management director (including non-executive officers who serve as directors) serving on the Board of Directors immediately following such meeting are to receive options to acquire an additional 1,000 shares of the Company's Common Stock with an exercise price equal to the market value of the Common Stock on the date such options are granted. These options will become exercisable at a rate of 33 1/3% per year commencing on the first anniversary of the date of issuance and will have a term of 10 years.

                             EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the annual and long-term accrual basis compensation of the Company's Chief Executive Officer and the four additional most highly compensated executive officers for the years ended December 31, 1999, 1998 and 1997 (collectively, the "Named Officers").

                                                                                         Other Annual
     Name and Positions Held                               Annual      Compensation      Compensation
        with the Company                       Years     Salary ($)      Bonus ($)          ($)(1)
---------------------------------              -----     ----------    -------------    -------------
William H. Channell, Sr.                      1999         $420,000        $      -           $-
    Chairman of the Board and                 1998          520,000               -            -
    Chief Executive Officer                   1997          520,000               -            -

William H. Channell, Jr. (4)                  1999         $520,000        $      -           $-
    President and Chief                       1998          520,000         360,000            -
    Operating Officer                         1997          520,000         130,000            -

Gary W. Baker (3)                             1999         $161,274        $ 96,832           $-
    Vice President, Finance                   1998          160,650          81,666            -
    and Chief Financial Officer               1997          142,800          83,666            -

Edward J. Burke (3)                           1999         $141,505        $ 87,141           $-
    Vice President,                           1998          136,063          81,666            -
    Corporate Engineering                     1997          131,250          83,666            -

Andrew M. Zogby                               1999         $167,205        $ 24,335           $-
    Vice President,
    Corporate Marketing

Dale C. Wooding (3)                           1998         $119,735        $ 81,666           $-
    Vice President,                           1997          115,500          83,666            -
    Manufacturing


                                                   Long-Term Compensation
                                     ------------------------------------------------
                                             Awards                   Payouts
                                             ------                   -------
                                                     Securities
                                    Restricted       Underlying        LTIP             All Other
     Name and Positions Held           Stock          Options/        Payouts          Compensation
        with the Company              Award(s)        SARs(#)          ($)              ($)(2)
---------------------------------   -----------      ----------       -------          -------------
William H. Channell, Sr.                $-                   -          $-                 $    -
    Chairman of the Board and            -                   -           -                      -
    Chief Executive Officer              -                   -           -                      -



William H. Channell, Jr. (4)            $-              50,000          $-                 $3,120
    President and Chief                  -              25,000           -                  4,257
    Operating Officer                    -              50,000           -                    400



Gary W. Baker (3)                       $-               5,500          $-                 $4,525
    Vice President, Finance              -               2,000           -                  4,409
    and Chief Financial Officer          -               6,000           -                    478



Edward J. Burke (3)                     $-               5,500          $-                 $4,245
    Vice President,                      -               2,000           -                  4,082
    Corporate Engineering                -               6,000           -                    984



Andrew M. Zogby                         $-               6,000          $-                 $5,000
    Vice President,
    Corporate Marketing



Dale C. Wooding (3)                      -$              2,000           -$                $3,592
    Vice President,                      -               6,000           -                    906
    Manufacturing



(1) For each individual named, compensation excludes perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual.
(2)  Payments to the Company's 401K Plan.
(3) As an incentive for continued services, the Company, in 1996, granted a cash bonus of $200,000 to Mr. Baker, Mr. Burke and Mr. Wooding, which was earned and payable in three equal installments on each of December 31, 1997, 1998, and 1999, provided each remained employed by the Company and subject to continued payment in the event of death.
(4)  See "Compensation Committee Report".

                          DESCRIPTION OF CERTAIN PLANS

1996 Incentive Stock Plan

  The Company's 1996 Incentive Stock Plan (the "Stock Plan") currently permits the granting to the Company's key employees, directors and other service providers of (i) options to purchase shares of the Company's Common Stock and
(ii) shares of the Company's Common Stock that are subject to certain vesting and other restrictions ("Restricted Stock"). Initially, a maximum of 750,000 shares of Common Stock were reserved for issuance under the Stock Plan. In 1999, the Stock Plan was amended to allow a maximum of 1,500,000 shares to be issued under the Plan.

  During 1999, the Company granted 97,250 "non-qualified" options to 16 employees and directors, including 50,000 stock options issued to William H. Channell, Jr., the Company's President. In addition, 77,500 options originally issued in 1997 at an option price of $13.25 were canceled and reissued at an option price of $11.00. None of the repriced options were issued to William H. Channell, Jr. or to any director. After cancellation of options previously issued to terminated employees, there were options to acquire 768,350 shares of Common Stock outstanding at December 31, 1999. These options vest at a rate of 33 1/3% per year beginning on the first anniversary of the date of issuance and have a term of 10 years.

  The Stock Plan is administered by the Compensation Committee of the Board of Directors. The aggregate number of stock options or shares of Restricted Stock that may be granted to any single participant under the Stock Plan during any fiscal year of the Company is 100,000. The purpose of the Stock Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by key employees, directors and other service providers selected by the Compensation Committee.

  All options granted under the Stock Plan are non-transferable and exercisable in installments determined by the Compensation Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option's grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant. Options under the Stock Plan may be designated as "incentive stock options" for federal income tax purposes or as options which are not qualified for such treatment, or "non-qualified stock options". In the case of incentive stock options, the exercise price must be at least equal to the fair market value of the stock on the date the option is granted. The exercise price of a non-qualified option need not be equal to the fair market value of the stock at the date of grant, but may be granted with any exercise price which is not less than 85% of the fair market value at the time the option is granted, as the Compensation Committee may determine. The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any employee under the Stock Plan (or any other plan of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

  Upon exercise of any option, the purchase price must generally be paid in full either in cash or by certified or cashier's check. However, in the discretion of the Compensation Committee, the terms of a stock option grant may permit payment of the purchase price by means of (i) cancellation of indebtedness owed by the Company, (ii) delivery of shares of Common Stock already owned by the optionee (valued at fair market value as of the date of exercise), (iii) delivery of a promissory note secured by the shares issued, (iv) delivery of a portion of the shares issuable upon exercise (i.e., exercise for the "spread" on the option payable in shares), or (v) any combination of the foregoing or any other means permitted by the Compensation Committee.

  Any grants of restricted stock will be made pursuant to Restricted Stock Agreements, which will provide for vesting of shares at a rate to be determined by the Compensation Committee with respect to each grant of restricted stock. Until vested, shares of restricted stock are generally non-transferable and are forfeited upon termination of employment. The Company has not made any grants of restricted stock.

Options/SAR Grants in Last Fiscal Year

The following table sets forth the stock options granted to the Named Officers for the year ended December 31, 1999.

                                                                                                        Potential
                                                    % of Total                                          Realized
                                    Number of       Options/                                            Value at
                                    Securities        SARs                                            Assumed Annual
                                    Underlying      Granted to       Exercise                      Rates of Stock Price
                                     Options/       Employees        or Base                          Appreciation of
                                       SARS          in Fiscal        Price       Expiration            Option Term
      Name                           Granted         Year 1999        ($/Sh)          Date                 5%           10%
-------------------------------   --------------   -------------    ----------    -------------     --------      --------
William H. Channell, Sr.                       -               -       $     -                -     $      -      $      -

William H. Channell, Jr.                  50,000            51.4%      $10.750         Aug 2009      337,500       855,500

Gary W. Baker                              5,500             5.7%      $10.063         Oct 2009       34,689        88,204

Edward J. Burke                            5,500             5.7%      $10.063         Oct 2009       34,689        88,204

Andrew M. Zogby                            6,000             6.2%      $10.063         Oct 2009       37,842        96,222

The options vest at a rate of 33 1/3% per year.

Aggregated Option/SAR Exercises in Last Fiscal Year and December 31, 1999 Option/SAR Values

  The following table sets forth the number and value of outstanding stock options at December 31, 1999. No options have been exercised in 1999.

                                                                          Number of Shares
                                 Shares                                Underlying Unexecised              Value of Unexercised In-
                                Acquired                                     Options/SARs                  the-Money Options/SARs
                                   on               Value               at December 31, 1999              at December 31, 1999
Name                            Exercise           Realized             Exercisable/Unexercisable       Exercisable/Unexercisable
------------------------        --------          ---------             -------------------------       --------------------------

William H. Channell, Sr.           -                $-                             -                           $   -  /$   -

William H. Channell, Jr.           -                 -                      141,667/83,333                      65,667/78,148

Gary W. Baker                      -                 -                        22,667/8,833                        9,636/8,439

Edward J. Burke                    -                 -                        22,667/8,833                        9,636/8,439

Andrew M. Zogby                    -                 -                       23,668/11,332                      11,868/13,583

Option/SAR Repricings

  During 1999, the Compensation Committee reviewed the effectiveness of the outstanding stock options in light of the current stock trading prices. Based on a comparison of the option exercise prices and the trading price of the stock, the Committee determined that certain of the outstanding options failed to provide the incentives that they were initially intended to provide. On April 20, 1999 the Committee recommended and the Board of Directors approved the repricing of substantially all the options granted in the year 1997.

  The 1997 options were initially priced at $13.25 per share and they were repriced at $11.00 per share. The trading price of the Company's stock at the time of the repricing on April 20, 1999 was $8.50. The following table sets forth information with respect to options held by any current officer or director and all other options as a group.

                     Number of
                     Securities    Market Price
                     Underlying     of Shares    Exercise Price      New           Length of Option
                     Options/SARs   at Time of     at Time of      Exercise        Term Remaining at
Name                  Repriced      Repricing      Repricing         Price         Time of Repricing
------------------   ----------   --------------   ---------   -----------------   -----------------

Gary W. Baker             6,000            $8.50      $13.25              $11.00   8 years; 2 months

Edward J. Burke           6,000            $8.50      $13.25              $11.00   8 years; 2 months

Andrew M. Zogby           6,000            $8.50      $13.25              $11.00   8 years; 2 months

All Others               59,500            $8.50      $13.25              $11.00   8 years; 2 months

Options issued in 1997 held by Mr. William H. Channell, Jr., the President of the Company, and by members of the Board of Directors were not repriced.

Profit Sharing and Savings Plans

  The Company maintains a plan, established in 1993, in accordance with Section 401(K) of the Internal Revenue Code. Under the terms of this plan, eligible employees may make voluntary contributions to the extent allowable by law. Employees of the Company are eligible to participate in the plan after 90 days of employment. Matching contributions by the Company to this plan are discretionary and will not exceed that allowable for Federal income tax purposes. The Company's contributions are vested over five years in annual increments.

Employment Contracts

  The Company has entered into employment agreements with each of William H. Channell, Sr. and William H. Channell, Jr., engaging them as the Chairman of the Board and Chief Executive Officer, and President and Chief Operating Officer of the Company, respectively. For their service, each of Messrs. Channell, Sr. and Channell, Jr., is entitled to receive an annual salary of $520,000. Mr. Channell, Sr.'s salary is subject to annual cost of living increases. Mr. Channell, Sr., during 1999, reduced his hours to the Company and his compensation was reduced proportionately by $100,000 to $420,000. In addition, each executive is entitled to participate in the Incentive Stock Plan, the 401(K) Plan and the Incentive Compensation Plan. The employment agreements provide that each executive is entitled to certain other benefits paid for by the Company, including an automobile allowance, health insurance and sick leave, in accordance with the Company's customary practices for senior executive officers.

  In the case of Mr. Channell, Sr., such benefits also include (i) during the term of the agreement, the payment of premiums for a term disability policy providing for $250,000 in annual benefits in the case of his temporary or permanent disability, (ii) during the lifetime of Mr. Channell, Sr. and his wife, Jacqueline M. Channell, medical insurance for each of Mr. and Mrs. Channell comparable to that provided to the Company's senior executive officers, subject to a premium reimbursement obligation in the case of the medical insurance provided to Mrs. Channell, and (iii) during Mr. Channell, Sr.'s lifetime, a portion of the premiums on a life insurance policy owned by Mr. Channell, Sr., under which Mrs. Channell is the beneficiary.

  Each of the employment agreements has a term of five years. In the event either executive is terminated without cause (as defined in the employment agreements), he is entitled to receive, as a severance benefit, an amount equal to three times his annual base salary, and any options or Restricted Stock previously granted to such executive will become immediately vested.

  At the time of the Initial Public Offering, as an incentive for continued services, the Company entered into a bonus agreement with Mr. Baker, Mr. Burke and Mr. Dale C. Wooding, Vice President, Manufacturing. This agreement granted to each of the three a bonus in the amount of $200,000, which was earned and payable in three equal installments on December 31, 1997, 1998 and 1999, provided each remained employed by the Company. The final installment of this bonus was paid to each prior to December 31, 1999.

Incentive Compensation Plan

  Effective beginning in the Company's 1996 fiscal year, the Board of Directors adopted the Company's 1996 Performance-Based Annual Incentive Compensation Plan (the "Incentive Plan"). Eligible participants consist of key employees of the Company. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The amount of awards granted under the Incentive Plan are determined based on an objective computation of the actual performance of the Company relative to pre-established performance goals. Measures of performance may include level of sales, EBITDA, net income, income from operations, earnings per share, return on sales, expense reductions, return on capital, stock appreciation, return on equity, invention, design or development of proprietary products or improvements thereto (patented or otherwise), or sales of such proprietary products or improvements or profitability achieved from sales of proprietary products or improvements. Awards under the Incentive Plan are payable in cash or, at the election of the Compensation Committee, Common Stock of the Company. Mr. William H. Channell, Jr., the Company's President, receives a bonus calculated using the factors above, but such bonus is earned and payable based on continued service in subsequent years. The Compensation Committee may establish a bonus pool from which all awards under the Incentive Plan may be granted as well as individual, non-bonus pool awards. No participant in the Incentive Plan may receive awards under such plan during any fiscal year of the Company in excess of $1,000,000 or 100,000 shares of Common Stock. For 1999, no bonuses were paid or accrued under this plan.

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 1999, this Committee was composed of Mr. William H. Channell, Sr., an executive officer and employee of the Company, Mr. Eugene R. Schutt, Jr. and Mr. Richard A. Cude. It is the responsibility of the Committee to review and approve the Company's executive compensation plans and policies and to monitor these compensation programs in relation to the performance of the particular executive and the overall performance of the Company.

  The following is a line graph presentation comparing the Company's cumulative total return since the Initial Public Offering in July 1996 to December 31, 1999 with the performance of the NASDAQ market, the S & P

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN
                    AMONG CHANNELL COMMERCIAL CORPORATION,
        THE NASDAQ STOCK MARKET  (U.S.) INDEX, S & P INDUSTRIALS INDEX
                 AND THE S & P COMMUNICATIONS EQUIPMENT INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                             CHANNELL          NASDAQ                            S & P
Measurement Period           COMMERCIAL        STOCK            S & P            COMMUNICATIONS
(Fiscal Year Covered)        CORPORATION       MARKET (U.S.)    INDUSTRIALS      EQUIPMENT
---------------------        -------------     -------------    -----------      ---------------
Measurement Pt-07/02/1996    $100.00           $100.00          $100.00          $100.00
FYE 12/1996                  $112.50           $108.68          $110.36          $ 97.25
FYE 12/1997                  $113.64           $133.17          $144.58          $126.70
FYE 12/1998                  $ 76.14           $187.65          $193.32          $223.17
FYE 12/1999                  $103.98           $339.01          $243.34          $490.09




Industrials and a similar Industry Index for the same period.

                         BOARD MEETINGS AND COMMITTEES

   The Board of Directors held five meetings during the fiscal year December 31, 1999. The Board has two standing committees: the Audit Committee and the Compensation Committee, both established in June 1996. The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants and reviews and evaluates the Company's accounting systems and its system of internal accounting controls. The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company's executive officers and administers the 1996 Incentive Stock Plan. See "Executive Compensation" and "Description of Certain Plans". In 1999, the Audit Committee met once and the Compensation Committee met three times in performing their responsibilities. In 1999, no director failed to attend at least 75% of the aggregate number of Board and Committee meetings during the period of his or her service.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
                                   DECISIONS

   During 1999, the Company's Compensation Committee consisted of Messrs. William H. Channell, Sr., an executive officer and employee of the Company, Eugene R. Schutt, Jr. and Richard A. Cude (see "Certain Relationships and Related Transactions"). No additional information concerning the Compensation Committee or the Company's executive officers is required by Item 402 of Regulation S-K.

                         COMPENSATION COMMITTEE REPORT

   The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors ("Committee"). The compensation policy of the Company is designed to motivate the overall success of the Company by:

   - Attracting, retaining and rewarding highly qualified and productive individuals;
   - Delivering a significant portion of compensation through performance-based incentives; and
   - Encouraging executive stock ownership to align the interest of management with those of shareholders.

Base Salary and Annual Incentive Compensation

   The initial base salary of the Chief Executive Officer, Mr. William H. Channell, Sr., was established by an employment agreement entered into at the time of the Initial Public Offering. Mr. Channell, Sr.'s base salary is subject to cost of living increases; however, a cost of living increase was not paid in 1998 or 1999. At the present time, he does not participate in any of the other incentive plans administered by the Committee. His 1999 salary was scheduled to be $520,000. Because of reduced hours provided to the Company during 1999 by Mr. Channell, Sr., we have determined and he has agreed to reduce his salary for the year 1999 to $420,000.

   The initial base salary of the President and Chief Operating Officer, Mr. William H. Channell, Jr., was also established by an employment agreement entered into at the time of the Initial Public Offering and was adjusted in 1997 by a 4% cost of living increase. The Committee has determined that it is in the interest of the Company for Mr. Channell, Jr.'s annual and long-term incentive compensation to be aligned with increases in shareholder value. This objective is to be achieved by limiting Mr. Channell, Jr.'s base pay to its 1997 level ($520,000) and providing for incentive bonuses based on aggressive performance factors which enhance stockholder value. Accordingly, the Committee had approved a three-year plan for the years 1997, 1998 and 1999. The Committee is currently studying a new three year plan for the years 2000, 2001 and 2002, which will be finalized in the second quarter of the year 2000. In addition to and as a part of that plan, the Committee has approved an increase in Mr. Channell, Jr.'s base pay to $598,000 per year beginning January 1, 2000.

  The annual bonus amounts that Mr. Channell, Jr. may become entitled to receive in respect of 1999 performance total $410,000. Mr. Channell, Jr. and the Company previously entered into an amendment to Mr. Channell, Jr.'s employment agreement that makes the payment of annual bonus amounts for each bonus year dependent upon the continued provision of evaluated full-time service in the following calendar year. As a result, the $410,000 bonus amount for 1999 will not be earned by or payable to Mr. Channell, Jr. except as follows (and provided that on each specified date Mr. Channell, Jr. continues to provide quality full-time service to the

Company):  March 31, 2000 - 30%; June 30, 2000 - 30%; September 30, 2000 - 20%;
and December 31, 2000 - 20%. The Committee has determined that the 1999 bonus calculated based on 1998 performance ($150,000) was not earned in 1999 and will not be paid.

Long-Term Incentive Plans

   Executives and employees of the Company (other than Mr. Channell, Sr., who already owns a large number of shares of the Company) are encouraged to own shares of the Company's stock, thereby aligning the interests of management with those of shareholders and tying a significant portion of executive compensation to long-term market performance. The 1996 Incentive Stock Plan initially permitted the granting to key employees, directors and service providers of stock options to purchase up to 750,000 shares of the Company's Common Stock. During 1999, the stockholders and the Board of Directors approved an increase in the number of shares available for issuance under the plan to 1,500,000 (see "Description of Certain Plans - 1996 Incentive Stock Plan"). All options issued in 1999 had an exercise price equal to the market price of the Company's stock at the time of grant.

   During 1999, the Committee determined that due to the relationship between the option price and the stock trading price of certain options, the options were not providing the employee incentives they were initially intended to provide. Accordingly, the committee recommended and the Board approved the repricing of substantially all the stock options issued in the year 1997. Excluded from such repricing were 1997 options held by members of the Board of Directors. (See "Description of Certain Plans - Options/SAR Repricings").

Tax Issues

   For 2000 and later years, the Committee intends to continue to seek to structure executive compensation arrangements to preserve the deductibility of Named Officer compensation under applicable Federal and state income tax laws, including the Omnibus Reconciliation Act of 1993, while also taking into account the need to provide appropriate incentives to the Company's key executives. However, no assurance can be given that the Company will preserve the deductibility of all executive compensation.

                              COMPENSATION COMMITTEE
                              Richard A. Cude, Chairman
                              William H. Channell, Sr.
                              Eugene R. Schutt, Jr.
March 27, 2000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has two leases for approximately 260,000 square feet of manufacturing, warehouse and office space in Temecula, California, with William
H. Channell, Sr., a principal stockholder and the Chairman of the Board and Chief Executive Officer of the Company. The term of the first lease is through December 31, 2005, with two five-year renewal options. The lease provides for annual cost of living increases. Additionally, an adjacent 100,000 square foot building was constructed and completed in 1996. Subsequent to December 31, 1996, the Company guaranteed debt of Mr. Channell, Sr. of approximately $2.7 million incurred in connection with construction of the building. This building is also being leased from Mr. Channell, Sr. through 2005, with two five-year renewal options. The Company believes that the terms of these leases are no less favorable to the Company than could be obtained from an independent third party.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the NASDAQ Stock Market. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all insider filing requirements were timely filed.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

                                    GENERAL

   The Company's Bylaws provide that the Board of Directors will be staggered into three classes. The directors in a single class are elected at each annual meeting of stockholders to serve for a term of three years or until their successors have been elected and qualified. The authorized number of members of the Board of Directors is currently seven.

   The Company's nominees for election to the Board of Directors are currently serving as Directors of the Company and have consented to being named in the Proxy Statement and to serve if elected. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nominees named herein. Although it is anticipated that the nominees will be able to serve as directors, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Company's Board of Directors in accordance with their judgment.

   Set forth below is the name and description of the background of the nominees for Director of the Company and their principal occupation for the past five years. The nominees first became Directors of the Company in the year set forth in the biographical information and have continually served as Directors of the Company since that date.

              Name                     Age                      Position
            ---------                  ---                 -------------------

         William H. Channell, Jr.       42   Director, President and Chief Operating Officer
         Richard A. Cude                66   Director

   Biographical information follows for the nominees. Age is as of December 31, 1999:

  William H. Channell, Jr., has been the President and Chief Operating Officer of the Company since the Company's Initial Public Offering. He has been a Director of the Company since 1984. Since joining the Company in 1979, Mr. Channell, Jr. has held the positions of Executive Vice President, Director of Marketing and National Sales Manager. Mr. Channell, Jr. is a principal stockholder of the Company and is the son of William H. Channell, Sr. and Jacqueline M. Channell.

  Richard A. Cude became a Director of the Company during 1996. Mr. Cude has been the General Manager of the Los Angeles Support Center for Courtaulds PLC London, England since 1994 and has served in various capacities with Courtaulds since 1988. Prior to that, Mr. Cude has been with various companies involved in the marketing of products to the communications and telecommunications industry. Mr. Cude is currently retired.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                   PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Grant Thornton LLP, the Company's independent public accountants for the fiscal year ended December 31, 1999, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2000, subject to ratification by the stockholders by an affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Meeting. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm's capacity as the Company's independent public accountants.

  A representative of Grant Thornton LLP is expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  All proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by December 25, 2000, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matter is presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                          ANNUAL REPORT AND FORM 10-K

  The 1999 Annual Report to Stockholders and Form 10-K, without exhibits, containing the financial statements of the Company for the year ended December 31, 1999, accompanies this proxy statement. A list of exhibits is included in the Form 10-K and are available from the Company upon the payment to the Company of the costs of furnishing them.

                                        By Order of the Board of Directors,

                                        /s/  Jacqueline M. Channell

                                        Jacqueline M. Channell
                                        Secretary

Dated:  April 10, 2000

PROXY                   CHANNELL COMMERCIAL CORPORATION                    PROXY

      Proxy Solicited on Behalf of the Board of Directors of the Company
                        for Annual Meeting, May 8, 2000

The undersigned hereby appoints William H. Channell, Sr., Jacqueline M. Channell, Eugene R. Schutt, Jr. and Peter J. Hicks, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 2000 Annual Meeting of the Company, to be held at the Embassy Suites Hotel, 29345 Rancho California Road, Temecula, California 92592 on Monday, May 8, 2000 at 9:00 a.m., local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledge receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended December 31, 1999.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as your name appears hereon, date and return this Proxy promptly in the envelope provided. Please correct your address before returning the Proxy. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Joint owners must each sign personally.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

---------------------------------         ---------------------------------

---------------------------------         ---------------------------------

---------------------------------         ---------------------------------



[x] PLEASE MARK VOTES                                                                                                           ---
    AS IN THIS EXAMPLE                                                                                                             |

                                                                                                  For All        With-      For All
------------------------------------          1.  Election of Directors.                          Nominees       hold       Except
  CHANNELL COMMERCIAL CORPORATION                                                                   [  ]         [  ]        [  ]
------------------------------------                   (01) William H. Channell, Jr.
                                                       (02) Richard A. Cude

                                                  NOTE:  If you do not wish your shares voted "For" a particular nominee, mark the
                                                  "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.
RECORD DATE SHARES:
                                                                                                   For         Against     Abstain
                                              2.  Selection of Grant Thornton LLP as the           [  ]          [  ]        [  ]
                                                  Company's independent public accountants
                                                  for the year ending December 31, 2000.



                                                  Mark box at right if you plan to attend the meeting.                       [  ]

                                          ------
Please be sure to sign and date this Proxy. Date  Mark box at right if an address change or comment has been                 [  ]
------------------------------------------------  noted on the reverse side of this card.


---Stockholder sign here--Co-owner sign here---

DETACH CARD                                                                                                             DETACH CARD


April 10, 2000

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Monday, May 8, 2000, at the Embassy Suites Hotel located at 29345 Rancho California Road, Temecula, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

                                  Sincerely,
                                  Jacqueline M. Channell



                                  Secretary